Exhibit 2.6

STRICTLY CONFIDENTIAL

INVESTOR RIGHTS AGREEMENT

dated as of March 30, 2016

between

LIGHTINTHEBOX HOLDING CO., LTD,

ZALL CROSS-BORDER E-COMMERCE INVESTMENT COMPANY LIMITED

MR. ALAN QUJI GUO

and

WINCORE HOLDINGS LIMITED

i

Section 6.11 Counterparts	22
Section 6.12 Aggregation of Shares	23
Section 6.13 Specific Performance	23
Section 6.14 Amendment; Waiver	23
Section 6.15 Expenses	23
Section 6.16 Public Announcements	23

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2016 by and among LightInTheBox Holding Co., Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), Zall Cross-border E-commerce Investment Company Limited, a company incorporated under the laws of the British Virgin Islands (the “Investor”), Mr. Alan Quji Guo, a PRC national (“Mr. Guo”), and Wincore Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Founder Holdco”, together with Mr. Guo, the “Founder Parties”). The Founder Parties are entering into this Agreement solely with respect, and shall only have obligations with respect to, Section 1 (insofar as and only to the extent to which such Definitions are used in the other sections with respect to which the Founder Parties are entering into this Agreement), Article II, Section 4.3 and Article VII.

RECITALS

WHEREAS, the Investor has agreed to purchase from the Company, and the Company has agreed to sell to the Investor, Ordinary Shares (the “Subscription Shares”), and a warrant (the “Warrant”) to purchase Ordinary Shares (such Ordinary Shares issuable upon exercise of the warrant, the “Warrant Shares”, and together with the Subscription Shares, the “Subject Shares”) on the terms and conditions set forth in that certain Subscription Agreement dated as of March 17, 2016 between the Company and the Investor, as may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “Subscription Agreement”); and

WHEREAS, this Agreement is being entered into by the parties hereto in connection with the execution and delivery of the Subscription Agreement and the Warrant and sets forth certain rights and obligations of the parties hereto in connection with the transactions contemplated under the Subscription Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means American Depositary Shares, each of which represents two Ordinary Shares, of the Company;

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x);

“Agreement” has the meaning set forth in the Preamble;

“Applicable Securities Laws” means with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States;

“Arbitration” has the meaning set forth in Section 6.6;

“beneficial ownership” or “beneficially own” or similar term shall mean beneficial ownership as defined under Rule 13d-3 under the Exchange Act;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, the PRC, the Cayman Islands, the British Virgin Islands or Hong Kong are required or authorized by Law to be closed ;

“Change of Control” means the occurrence of or the public announcement of any intention to undertake any of the following transactions (or series of related transactions) that would be reasonably likely to result in: (a) any transfer of Securities of the Company, or any consolidation, amalgamation, merger, scheme of arrangement or other reorganization or similar business combination involving the Company (i) in which any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of the Company (excluding the Founder Parties) owns or would own in the aggregate Securities representing fifty percent (50%) of the voting power of Securities entitled to vote generally in the election of directors or fifty percent (50%) or more of the Company’s outstanding share capital or (ii) in which any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) has or would have the right to appoint a majority of the directors of the Board; or (b) any sale, lease, license, exchange, transfer or other disposition or joint venture which would result in a third party acquiring assets, individually or in the aggregate, constituting fifty percent (50%) or more of the fair market value of the assets of the Company and its Subsidiaries or to which fifty percent (50%) or more of the net revenue, net income or EBITDA of the Company and its Subsidiaries are attributable;

“Closing” means the closing of the transactions contemplated under the Subscription Agreement, being the date hereof;

“Commission” means the Securities Exchange Commission or any other federal agency at the time administering the Securities Act;

“Company” has the meaning set forth in the Preamble;

“Competitor” means any Person, that (either on its/his/her own account or through any of its/his/her Affiliates) (i) is at the relevant time of determination engaged in the global e- commerce retail business substantially similar to or be the same as that being conducted by the Company (the “Competing Business”); and (ii) the revenue generated from such Competing Business by such Person (calculated together with any of its Affiliates) in the immediate preceding financial year being not less than 50% of the total revenue of the Company in the immediate preceding financial year;

“Confidential Information” has the meaning set forth in Section 6.1;

“Control” of a given Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Deposit Agreement” means the Deposit Agreement, dated as of June 12, 2013, by and among the Company, The Bank of New York Mellon, as depositary, and the owners and holders of American depositary shares, as amended;

“Director(s)” means the director(s) of the Company;
“Dispute” has the meaning set forth in Section 6.6;

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exempt Registration” means a Registration by the Company relating solely to the sale of Securities to participants in any employee equity incentive plan adopted by the Company;

“Founder Holdco” has the meaning set forth in the Preamble;

“Founder Parties” has the meaning set forth in the Preamble;

“fully-diluted basis” means, with respect to any determination of a number or percentage of Ordinary Shares, the total number of Ordinary Shares then outstanding determined according to the treasury method under generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved;

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;

“HKIAC” has the meaning set forth in Section 6.6;

“Immediate Relative” of a natural person means the spouse of such person and any parent, child of such person or of his/her spouse.

“Independent Committee” has the meaning set forth in Section 4.2.

“Investor” has the meaning set forth in the Preamble;

“Investor Director” has the meaning set forth in Section 2.1(a);

“Lanting Gaochuang” means Beijing Lanting Gaochuang Technologies Co., Ltd., a company incorporated under the laws of the PRC;

“Lanting Huitong” means Shenzhen Lanting Huitong Technologies Co., Ltd., a company incorporated under the laws of the PRC;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company, the Shareholders or other parties hereto, as the case may be;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Minimum Ownership Percentage” means ten percent (10%) of the total number of Ordinary Shares then outstanding;

“Mr. Guo” has the meaning set forth in the Preamble;

“Notice of Arbitration” has the meaning set forth in Section 6.6;

“NYSE” means the New York Stock Exchange;

“Ordinary Shares” mean the ordinary shares of the Company, par value US$0.000067 per share;

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company or which represents Ordinary Shares of the Company, including ADSs;

“Permitted Transferee” means any Affiliate of the Investor;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“Registrable Securities” means (i) the Subject Shares, (ii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any other Ordinary Shares acquired by the Investor after the date hereof; excluding in all cases, however, any of the foregoing sold by a person in a transaction that violates Section 4.2 or any Ordinary Shares deposited by a holder into the Company’s ADS facility pursuant to the Deposit Agreement. For the purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement, such Registrable Securities have been sold pursuant to Rule 144, such Registrable Securities shall have ceased to be outstanding, or such Registrable Securities have been deposited into the Company ADS facility pursuant to the Deposit Agreement;

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement related to the Company’s ADSs as listed on the NYSE; and the terms “Register” and “Registered” have meanings concomitant with the foregoing;

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act);

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Share or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholder” or “Shareholders” means Persons who hold the Ordinary Shares from time to time;

“Subscription Agreement” has the meaning set forth in Recitals;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture, or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Transaction Documents” mean this Agreement, the Subscription Agreement, the Warrant, and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated by the Subscription Agreement;

“Tribunal” has the meaning set forth in Section 6.6;

“Violation” has the meaning set forth in Section 3.4(a)(i);

“Voting Securities” means the Ordinary Shares and any other Securities which are entitled to vote in any meeting of Shareholders of the Company or grant a consent or approval with respect to any matter over which a consent or approval of the holders of any voting securities is sought; and

“Warrant” has the meaning set forth in the Preamble.

Section 1.2                 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)           the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)            references to a Person are also to its successors and permitted assigns; and

(g)           the use of the term “or” is not intended to be exclusive.

ARTICLE II

BOARD REPRESENTATION

Section 2.1                 Board Representation.

(a)           For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Ordinary Shares that, in aggregate, is equal to or more than the Minimum Ownership Percentage, the Investor shall be entitled to nominate one (1) individual (who shall be reasonably acceptable to the Board and shall meet all qualifications required by the Company’s written policies that apply to all Directors of the Company) for appointment or election to the Board (an “Investor Director”) and the Company and the Founder Parties shall cause the appointment or election of such Investor Director to the Board, including, in the case of an election, (i) nominating such individual to be elected as Director of the Company, (ii) recommending to the Shareholders the election of such Investor Director to the Board in the Company’s next meeting of Shareholders to elect directors, and (iii) including such nomination and recommendation regarding such individual in the Company’s notice for the Company’s next meeting of Shareholders to elect directors.

(b)           For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Ordinary Shares that, in aggregate, is equal to or more than 1.5 times of the Minimum Ownership Percentage, the Investor shall be entitled to nominate a second Investor Director in addition to the right of appointment contained in the preceding clause 2.1(a) for a total of two (2) Investor Directors, and the Company and the Founder Parties shall cause the appointment or election of such additional Investor Director to the Board, including, in the case of an election, (i) nominating such individual(s) to be elected as Director(s) of the Company, (ii) recommending to the Shareholders the election of such Investor Director(s) to the Board in the Company’s next meeting of Shareholders to elect directors, and (iii) including such nomination and recommendation regarding such individual(s) in the Company’s notice for the Company’s next meeting of Shareholders to elect directors.

(c)           For so long as the Investor has the right to nominate a director pursuant to this Section 2.1, upon an Investor Director’s election to the Board, the Investor shall be entitled to nominate one Investor Director to serve on (i) the Compensation Committee, (ii) the

Corporate Governance and Nominating Committee of the Board, and (iii) all such other committee(s) of the Board from time to time established by the Company in each case subject to compliance with applicable Laws and, in the case of (iii), excluding the Audit Committee and subject also to the listing rules and corporate governance best practice applicable to companies listed on the New York Stock Exchange similar to the Company, and the Company and Founder Parties shall procure that such Investor Director be appointed to such committees of the Board.

Section 2.2                 Vacancies; Removal of Investor Director. For so long as the Investor has the right to designate any person or persons for appointment or election to the Board pursuant to Section 2.1, (a) in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of an Investor Director, the Investor shall have the right to designate a replacement (who shall be reasonably acceptable to the Board and shall meet all qualifications required by the Company’s written policies that apply to all Directors of the Company) to fill such vacancy, and the Company, subject to applicable Law, shall take all necessary or desirable actions as may be required to cause the individual designated by the Investor to be appointed or elected, and (b) the Company and each Founder Party shall not take any action to cause the removal of the Investor Director from the Board or any committee thereunder unless it is directed to do so by the Investor, and if the Company is so directed, the Company shall take all necessary or desirable actions to effect such removal and to elect a replacement Investor Director as provided in the immediately preceding sentence.

Section 2.3                  Expenses and Indemnification. The Company agrees to reimburse any Investor Director for all reasonable out-of-pocket expenses incurred in connection with the performance of his or her services as an Investor Director, as the case may be, including without limitation reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof, to the same extent as other members of the Board, and the Company shall procure that the Investor Director shall be entitled to indemnification arrangements and director and officer insurance coverage equivalent to such arrangements and insurance coverage applicable to all non-employee directors of the Company or to which all non-employee directors of the Company are entitled to receive.

Section 2.4                  Alternate Attendee. For so long as the Investor has the right to designate any Person as the Investor Director, any Investor Director may designate at any time an alternate (an “Alternate Attendee”) to attend a meeting of the Board (and/or any committee thereof) in lieu of such Investor Director, and in such an event, such Alternate Attendee shall be entitled to attend such meeting of the Board (and/or any committee thereof), receive copies of materials provided to the Board (and/or any committee thereof), count for quorum purposes and be entitled to vote at such meeting, in each case, in lieu of such Investor Director.

Section 2.5                  Founder Parties Agreements. The Founder Parties jointly and severally undertake to the Investor that:

(a)             with respect to each election of Directors by resolution of shareholders of the Company, each of them shall take every actions and exercise all voting rights attaching to the Equity Securities of the Company it holds at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or by written resolution or consent of shareholders, in order to (i) cause the election or re-election as Investor Directors of each of the individuals designated by the Investor pursuant to this Agreement, and (ii) against any nominees not designated by the Investor;

(b)             with respect to each appointment of an Investor Director by resolution of the Board, whether to fill a casual vacancy, upon any increase in the size of the Board or otherwise, each of them shall, subject to compliance with applicable Laws and fiduciary duties, cause any director then serving to vote at each meeting of the Directors, or in lieu of any such meeting, to give his or her written consent as may be necessary (i) to cause the appointment as Investor Directors each of the individuals designated by the Investor pursuant to this Agreement, and (ii) against any nominees not designated by the Investor; and

(c)             each of them shall take all other necessary or desirable actions (including without limitation attending all meetings of shareholders or Directors of the Company in person or by proxy for purposes of obtaining a quorum or otherwise) to:

(i)                                     cause each of the Investor Directors to be designated for nomination for election to the Board and to be elected to the Board, including for the purpose of filling any vacancies, at any meeting of the shareholders of the Company at which a vote is held to elect a Director or otherwise pursuant to any written consent of the shareholders of the Company; and

(ii)                                  prevent the removal of any Investor Director unless the Company is directed to do so by the Investor in writing, and if so directed by the Investor, to cause such removal and the election of a replacement Investor Director designated by the Investor in writing, and in such event, to cause the election of a replacement Investor Director designated by the Investor in writing.

Section 2.6                                                  Board Representation of VIE. The Company and the Founder Parties shall take all actions and execute all documents to ensure that the board of directors of Lanting Huitong and Lanting Gaochuang (the “VIE Board”) shall consist of four (4) members, one (1) of whom shall be individuals designated by the Investor (the “Investor VIE Director”), who initially shall be YAN Zhi (阎志). The parties agree that Sections 2.1 to 2.5 shall apply to the VIE Board and the Investor VIE Director mutatis mutandis.

ARTICLE III

REGISTRATION RIGHTS.

Section 3.1                                                  Demand Registration.

(a)                                 Registration other than on Form F-3 or S-3. Subject to the terms of this Agreement, at any time or from time to time after the date hereof, if Investor holds ten percent (10%) or more of the voting power of the then outstanding Ordinary Shares, Investor may request in writing that the Company effect a Registration. Upon receipt of such a request, the Company shall as soon as practicable, but in any event within ninety (90) days after the Company’s receipt of the Registration Request from the Investor, use its reasonable best efforts to cause the Registrable Securities specified in the request to be Registered and/or qualified for sale and distribution in the United States. The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 3.1 that have been declared and ordered effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 3.1(a) is not consummated for any reason other than due to the action or inaction of the Investor, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.1(a); provided further that the Registration pursuant to Section 3.1(b) or 3.1(d) shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.1(a). The Company shall not undertake, or be required to undertake, any action to qualify, register or list any Securities on any exchange other than the NYSE in connection with this Section 3.1, provided that the ADSs continue to be listed on the NYSE.

(b)                            Registration on Form F-3 or Form S-3. The Company shall use its reasonable best efforts to qualify for registration on Form F-3 or Form S-3 or any comparable or successor form and maintain such qualification. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States in which the Company’s securities are listed), the Investor may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States in which the Company’s securities are listed), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by Investor pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. There shall be no limit on the number of times the Investor may request registration of Registrable Securities pursuant to this Section 3.1(b); provided that the Company shall be obligated to effect no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 3.1(b). If the sale of all of the Registrable Securities sought to be included pursuant to this Section 3.1(b) is not consummated for any reason other than due to the action or inaction of the Investor, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.1(b). The Company shall not undertake, or be required to undertake, any action to qualify, register or list any Securities on any exchange other than the NYSE or in any jurisdiction other than the United States in connection with this Section 3.2, provided that the ADSs continue to be listed on the NYSE.

(c)                             Right of Deferral.

(i)                                 The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 3.1:

(A)                               if, within ten (10) days of the receipt of any request of the Investor to Register any Registrable Securities under Section 3.1(a) or Section 3.1(b), the Company gives notice to the Investor of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that Investor is entitled to join such Registration in accordance with Section 3.2 (other than an Exempt Registration);

(B)                               during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided, that Investor is entitled to join such Registration in accordance with Section 3.2 (other than an Exempt Registration);

(C)                               in any jurisdiction in which the Company would be required to be qualified to do business or to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already so qualified or subject to service of process in such jurisdiction; or

(D)                          with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States in which the Company’s securities are listed), if Form F-3 is not available for such offering by Investor, or if Investor, together with the holders of any other securities of the Company entitled to inclusion in such registration, proposes to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$3,000,000.

(ii)                                  If, after receiving a request from Investor pursuant to Section 3.1(a) or Section 3.1(b) hereof, the Company furnishes to Investor a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right and/or the deferral right contained in clause (ii) for more than ninety (90) days on any one occasion or for more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its Securities during such period (except for Exempt Registrations).

(d)                                 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 3.1(a) or Section 3.1(b), Investor seeks to distribute such Registrable Securities in an underwritten offering, it shall so advise the Company as a part of the request. In such event, the right of Investor to include its Registrable Securities in such Registration shall be conditioned upon its participation in such underwritten offering and the inclusion of Investor’s Registrable Securities in the underwritten offering to the extent provided herein. Investor shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to Investor. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 3.1(a) or Section 3.1(b), the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering. If Investor disapproves the terms of any underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to Investor to the nearest one hundred (100) shares. If, as a result of such underwriter cutback, Investor cannot include in a public offering all of the Registrable Securities that it has requested to be included therein pursuant to Section 3.1(a), then such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to Section 3.1(a).

Section 3.2                                                       Piggyback Registrations.

(a)                                 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than Investor) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except as set forth in Section 3.2(d)), the Company shall promptly give Investor written notice of such Registration and, upon the written request of Investor given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by Investor. If Investor decides not to include all or any of its Registrable Securities in such Registration by the Company, Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. There shall be no limit on the number of times Investor may request registration of Registrable Securities pursuant to this Section 3.2(a).

(b)                                 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not Investor has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 3.3(c).

(c)                                  Underwriting Requirements.

(i)                                     In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of Investor under this Section 3.2 unless Investor’s Registrable Securities are included in the underwritten offering and Investor enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Investor in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to Investor to the nearest one hundred (100) shares.

(ii)                             If Investor disapproves the terms of any underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

(d)                                 Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3.2 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act(or comparable provision under the Laws of another jurisdiction, as applicable), (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities and does not permit secondary sales, or (iv) relating to a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered (collectively, “Exempt Registrations”).

Section 3.3                                                  Registration Procedures.

(a)                                 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by Investor, the Company shall, as expeditiously as reasonably possible:

(i)                                     prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of Investor, keep the Registration Statement effective until the distribution thereunder has been completed;

(ii)                                  prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(iii)                               furnish to Investor the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)                              use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the Applicable Securities Laws;

(v)                                 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi)                              promptly notify Investor at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of Investor promptly prepare and furnish to Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(vii)                           furnish, at the request of Investor, on the date that any such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(viii)                        otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix)                              not, without the written consent of the Investor, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Act;

(x)                                 provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(xi)                              take all reasonable action necessary to maintain the listing and trading of the ADSs on the NYSE.

(b)                            Information from Investor. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of Investor that Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of Investor’s Registrable Securities.

(c)                             Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by Investor), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of counsel for Investor, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 3.1(a) or 3.1(b) of this Agreement if the Registration request is subsequently withdrawn at the request of Investor (in which case Investor shall bear all such expenses), unless Investor agrees that such registration constitutes the use by Investor of one (1) demand registration pursuant to Section 3.1(a), provided, however, that if at the time of such withdrawal, Investor has learned of a material adverse change in the condition, business or prospects of the Company from that known to Investor at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then Investor shall not be required to pay any of such expenses.

Section 3.4                                                  Registration-Related Indemnification.

(a)                            Company Indemnity.

(i)                                     To the maximum extent permitted by Law, the Company will indemnify and hold harmless Investor, Investor’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) Investor or any underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse Investor, any such underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)                                  The indemnity agreement contained in this Section 3.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by Investor, Investor’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) Investor or such underwriter. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Investor or such other aforementioned person, or any person controlling Investor, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of Investor or other such aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 Investor Indemnity.

(i)                                     To the maximum extent permitted by Law, Investor will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers and each Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by Investor for use in connection with such Registration; and Investor will reimburse any Person intended to be indemnified pursuant to this Section 3.4(b), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. The Investor’s liability under this Section 3.4(b) (when combined with any amounts paid by the Investor pursuant to Section 3.4(d)) shall in no event exceed the net proceeds received by the Investor from the offering of securities made in connection with that Registration.

(ii)                                  The indemnity contained in this Section 3.4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Investor (which consent shall not be unreasonably withheld or delayed).

(c)                             Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 3.4(a) or Section 3.4(b) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 3.4(a) or Section 3.4(b), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 3.4, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.4.

(d)                                 Contribution. If any indemnification provided for in Section 3.4(a) or Section 3.4(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) Investor will not be required to contribute any amount (after combined with any amounts paid by Investor pursuant to Section 3.4(b)) in excess of the net proceeds to Investor from the sale of all such Registrable Securities offered and sold by Investor pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Survival. The obligations of the Company and Investor under this Section 3.4 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 3.5                                                  Additional Registration-Related Undertakings

(a)                            Reports under the Exchange Act. With a view to making available to Investor the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit Investor to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States in which the Company’s securities are listed), the Company agrees to:

(i)        make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following 90 days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)     file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii)            at any time, promptly furnish to Investor, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing Investor of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

(b)                                 Termination of Registration Rights. The registration rights set forth in Section 3 of this Agreement shall terminate on the date on which Investor may sell all of its Registrable Securities without any limitation (either volume limitation, manner of sale limitation or otherwise) under Rule 144 of the Securities Act in any ninety (90) day period.

(c)                                  Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares or have been deposited pursuant to the Deposit Agreement upon the issuance of ADSs, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by Investor.

(d)                            Re-sale Rights. The Company shall at its own cost use its best efforts to assist the Investor in the sale or disposition of, and to enable the Investor to sell under Rule 144 promulgated under the Securities Act the maximum number of, its Registrable Securities, to cause (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Investor’s share certificates, (b) the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to the Investor’s counsel, (c) if the Company has depository receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depository agent to convert the Investor’s securities into depository receipts or similar instruments to be deposited in the Investor’s brokerage account(s), and (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees for Registrable Securities held by the Investor.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1                                                  Lock-up. During the period commencing on the date of this Agreement and ending on the date of the six (6)-month anniversary thereof, the Investor shall not, directly or indirectly, sell, transfer or assign any of the Subject Shares, without the prior written consent of the Company, other than any sale, transfer or assignment of Subject Shares to a Permitted Transferee.

Section 4.2                                                  Restrictions on Transfer by the Investor.

(a)                                 If at any time, the Investor proposes to, directly or indirectly, sell, transfer or assign in a transaction pursuant to an exemption from the registration requirements under the Securities Act an amount of Subject Shares representing five (5) percent or more of the Company’s outstanding share capital to any other shareholder who, prior to such transfer, holds 10% or more of the Company’s outstanding share capital, prior to taking any such action, Investor shall first provide written notice to the Board.

(b)                                 If at any time, the Investor proposes to, directly or indirectly, sell, transfer or assign in a transaction pursuant to an exemption from the registration requirements under the Securities Act an amount of Subject Shares representing ten (10) percent or more of the Company’s outstanding share capital (calculated on a fully-diluted basis) to any other shareholder who, prior to such transfer, holds 15% or more of the Company’s outstanding share capital (calculated on a fully-diluted basis), then prior to entering into such proposed transaction, the Investor shall provide a written notice to the Board describing the price and general terms of the proposed transactions. In such instance, the Board shall be entitled, in their reasonable discretion acting in good faith and subject to applicable Law and fiduciary duties, to approve or reject the proposed transaction. If, within ten (10) days after the provision of the aforementioned written notice, the Investor shall not have received a written disapproval from the Board, the Investor shall have one hundred and twenty (120) days thereafter to complete such transaction.

(c)                             If, at any time, (i) the Investor proposes to, directly or indirectly, sell, transfer or assign in a transaction pursuant to an exemption from the registration requirements under the Securities Act any of the Subject Shares to any Competitor of the Company (or any Affiliate of any such Competitor), and (ii) at the time of such proposal the Investor (including its Affiliates) holds Ordinary Shares or ADSs (including the securities issuable upon exercise of the Warrant) of the Company representing in aggregate 5% or more of the total outstanding share capital of the Company (calculated on a fully-diluted basis), then prior to entering into such proposed transaction, the Investor shall give to the Board written notice of its intention to sell, describing the amount of Subject Shares, the price and the general terms upon which the Investor proposes to sell the Sale Shares, and the identity of the transferee to whom the Investor proposes to sell. In such instance, the Board shall be entitled, in their reasonable discretion acting in good faith and subject to applicable Law and fiduciary duties, to approve or reject the proposed transaction. If, within ten (10) days after the provision of the aforementioned written notice, the Investor shall not have received a written disapproval from the Board, the Investor shall have one hundred and twenty (120) days thereafter to complete such transaction. In the case of any disputes between the Company and the Investor with respect to whether a prospective transferee is a Competitor, a committee composed of the independent directors of the Board acting by majority vote (the “Independent Committee”) shall have authority to determine whether such transferee is a Competitor, provided that members of the Independent Committee shall comply with their fiduciary duty and act in good faith to the best interest of the Company in making such determination and shall not unreasonably delay its determination.

(d)                            Notwithstanding anything contrary in this Agreement, the foregoing restrictions on the Investor’s right to directly or indirectly, sell, transfer or assign in a transaction pursuant to an exemption from the registration requirements under the Securities Act shall not apply to (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares or ADSs, provided that such plan does not provide for the transfer of Equity Securities of the Company in violation of Section 4.1; (ii) the conversion of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares into ADSs, provided that no ADSs as such converted are offered or sold in open market transactions in violation of Section 4.1; (iii) any pledge or charge by the Investor in connection with a bona fide margin agreement or other loan or financing arrangement, provided that the Company is provided with notice thereof and no foreclosure of the Equity Securities of the Company held by the Investor occurs before the six (6)-month anniversary of the date of this Agreement; or (iv) any transfer by the Investor to an Affiliate of the Investor.

Section 4.3                                                  Restrictions on Transfer by the Founder Parties

(a)                                 Subject to Section 4.3(b), for two (2) years from the date hereof, neither Mr. Guo nor the Founder Holdco shall directly or indirectly, sell, transfer or assign any Equity Securities of the Company held by Founder Parties, without the prior written consent of the Investor, provided, however, that the foregoing restriction on transfer shall immediately and irrevocably terminate upon the occurrence of any of the following: (i) Mr. Guo is involuntarily removed by the Board from any one of his positions as (x) Chief Executive Officer of the Company, (y) Chairman of the Board of Directors or (z) member of the Board of Directors, (ii) the Company undergoes a Change of Control, or (iii) Investor sells, in one or a series of transactions over any period of time, Subject Shares of the Company representing in the aggregate 10% or more of the total outstanding share capital of the Company. Mr. Guo irrevocably agrees to cause and guarantee the performance by the Founder Holdco of all of its covenants and obligations under this Section 4.3(a). Any purported transfer by Mr. Guo or the Founder Holdco in violation of this Section 4.3(a) shall be null and void and of no force and effect and the Company shall refuse to recognize any such transfer and shall not register or otherwise reflect on its records any change in ownership of such Equity Securities in the Company purported to have been transferred.

(b)                                 Notwithstanding anything to the contrary herein, Section 4.3(a) shall not apply to:

(i)                                     transfers of Equity Securities of the Company (i) to Mr. Guo, an Immediate Relative of Mr. Guo, a trust formed for the benefit of Mr. Guo or his Immediate Relatives, or an entity Controlled by Mr. Guo, (ii) through will or intestacy, in each case where the transferee shall have executed and delivered to each of the Parties hereto (other than the transferor) an instrument, reasonably acceptable to the other Parties, agreeing to be bound by the terms and conditions of this agreement as if such transferee were the transferor, or (iii) in accordance with Mr. Guo’s employment agreements or other employee benefit arrangements of Mr. Guo.

(ii)                                  the conversion of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares into ADSs, provided that no ADSs as such converted are offered or sold in open market transactions in violation of Section 4.3 (a).

Section 4.5                                                  Transfers Relating to Conversions of Ordinary Shares into ADSs. The Company hereby agrees to, upon request from the Investor or any of its Affiliates, use its reasonable efforts to cause the ADS depositary to issue ADSs upon deposit of the underlying Ordinary Shares (where eligible) held by the Investor or any of its Affiliates within ten (10) Business Days after receipt of such request, it being understood that the Company shall bear any fees payable to the depositary.

ARTICLE V

PREEMPTIVE RIGHT

Section 5.1                                                  General. At any time after the date hereof, in the event the Company proposes to undertake an allotment and issuance of New Securities either (i) for a per Ordinary Share issue price of less than US$5.4, or (ii) in such circumstances as are otherwise approved by the Board, the Company hereby undertakes to the Investor that it shall not undertake such allotment and issuance of New Securities unless it first delivers to the Investor a Participation Notice and complies with the provisions set forth in this Section 5.

Section 5.2                                                  Participation Notice. Prior to any allotment and issuance of New Securities (in a single transaction or a series of related transactions), the Company shall give to the Investor a written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities, and the Investor’s Pro Rata Share of such New Securities (as determined in accordance with Section 5.5).

Section 5.3                                                  Exercise of Pre-emptive Right. The Investor shall have ten (10) Business Days from the date of receipt of any such Participation Notice to irrevocably elect in writing to purchase up to the Investor’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Investor’s Pro Rata Share). If the Investor fails to so elect to purchase its Pro Rata Share of the New Securities in writing within such ten (10) Business Day period, then the Investor shall forfeit the right hereunder to purchase such New Securities, but shall not be deemed to forfeit any right with respect to any future issuance of New Securities.

Section 5.4                                                       Sale by the Company. Upon the expiration of the ten (10) Business Days following the delivery of the Participation Notice to the Investor, the Company shall have one hundred and twenty (120) days thereafter to complete the sale of the New Securities described in the Participation Notice to the Investor (subject to the Investor’s exercise of its pre-emptive rights with respect to such issuance) and any other Person at the price and upon terms set forth in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investor in the manner provided in this Section 5.

Section 5.5                                                       Pro Rata Share. The Investor’s “Pro Rata Share,” for purposes of this Section 5, shall be the product obtainable by multiplying (ii) the total number of New Securities, by (ii) a fraction, the numerator of which shall be the number of Ordinary Shares owned by the Investor (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents held by the Investor) immediately prior to the issuance of the New Securities by the Company, and the denominator of which shall be the aggregate number of all outstanding Ordinary Shares on a fully-diluted basis immediately prior to the issuance of such New Securities, subject to rounding to avoid fractional shares.

Section 5.6                                                       New Securities. Notwithstanding anything to the contrary in this Section 5, the Investor’s pre-emptive right under this Section 5 shall not apply to, and “New Securities” shall not include, the following allotments an issuances of Equity Securities:

(a)                                 options, grants, awards, restricted shares or any other Ordinary Shares or Ordinary Share Equivalents issued under the existing employee equity incentive plan or any other any employee share incentive plan(s) approved by the Board (collectively, “Company Options”), and Equity Securities upon the exercise or conversion of any Company Options;

(b)                                 Ordinary Shares issued pursuant to the cancelation or exchange of any ADSs by the holders thereof;

(c)                                  Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event that has been duly approved by the Board;

(d)                                 Ordinary Shares or ADSs issued in any public offering; and

(e)                                  other than to the extent covered above in sub-clauses (a) and (b), Ordinary Shares or ADSs issued upon the conversion or exercise of any Ordinary Share Equivalents outstanding as of the date of this Agreement or issued subsequent to the date of this Agreement in compliance with the pre-emptive rights set forth in this Section 5 (in each case, pursuant to the terms of the relevant Ordinary Share Equivalents as unmodified)

ARTICLE VI

CERTAIN RESTRICTIVE COVENANTS AND AGREEMENTS

Section 6.1                 Standstill. Unless otherwise permitted by the provisions of this Section 6.1, Investor shall not, and the Investor shall procure that its Controlled Affiliates shall not, without the prior written approval of the Board, directly or indirectly (whether acting alone, as a part of a group or otherwise in concert with others): (i) acquire, or enter into any agreement with any third party with respect to the acquisition of, additional Voting Securities of the Company by the Investor or its Controlled Affiliate that will result in the Investor and its Controlled Affiliate holding, in the aggregate (including the securities issuable upon exercise of the Warrant), more than 45% of the Company’s outstanding share capital (calculated on a fully-diluted basis), (ii) advise, assist, act as a financing source for or otherwise invest in any other Person for the purpose described in (i), or (iii) publicly disclose any intention, plan or arrangement with respect to any of the foregoing. If, at any time after the date of this Agreement, the Investor and/or its Controlled Affiliates proposes to acquire any additional Voting Securities of the Company such that immediately after such acquisition the Investor and/or its Controlled Affiliates shall become holder(s) of 45% or more of the Company’s outstanding share capital (calculated on a fully-diluted basis), then prior to completing such proposed transaction, the Investor shall provide a written notice to the Board. If, within ten (10) days after the provision of the aforementioned written notice, the Investor shall not have received a written disapproval from the Board, the Investor shall have one hundred and twenty (120) days thereafter to complete such transaction. The Directors, when exercising their discretion in his/her approval or disapproval of any transaction proposed pursuant to this Section 6.1, shall comply with their fiduciary duty and act in good faith to the best interest of the Company in making such determination. Notwithstanding the restrictions in this paragraph, the Investor and any of its Affiliates shall not be prohibited from making any confidential proposal to the Board of the Company or requesting that the Company waive or amend any of the provisions in this Section 6.1.

Section 6.2                 Information.

(a)           For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns any number of Ordinary Shares, the Company shall provide to the Investor such information as is reasonably required in connection with Investor’s compliance with the Listing Rules of the Stock Exchange of Hong Kong or other applicable Law, subject to any confidentiality obligations of the Company with respect to such information and subject to the Company’s obligations under applicable Law. The Investor acknowledges and agrees that any such information provided to it pursuant to this Section 6.2(a) shall be used solely for purposes of regulatory compliance in connection with its obligations under the Listing Rules of the Stock Exchange of Hong Kong and other applicable Law.

(b)           For so long as the Investor has the right to nominate a director or directors pursuant to Section 2.1, the Investor shall be entitled to receive copies of materials provided to the Board and/or any committees of the Board, which materials shall be provided reasonably promptly to the Investor, provided that the Company may withhold such materials if the provision thereof would violate any applicable Law or corporate governance policies adopted by the Company as of the date hereof and then in effect.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1                  Confidentiality. Each party hereto hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to, hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). In the event that a party hereto is requested or required by Law, Governmental Authority, rules of stock exchanges, or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 7.2                  Termination. Unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, upon the earliest of: (a) a written agreement to that effect, signed by all parties hereto, (b) the date following the Closing on which the Investor (together with its Affiliates and Permitted Transferees) no longer hold a number of Ordinary Shares that, in aggregate, is equal to at least the Minimum Ownership Percentage and (c) the termination of the Subscription Agreement in accordance with its terms; provided that, notwithstanding the foregoing, following the Closing, (1) Article III shall survive (including with respect to any transferee or assignee of the Investor’s Registrable Securities to whom the rights and obligations of the Investor under Article III were assigned in accordance with this Agreement) any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms, and (2) Sections 4.5 and 6.1 shall survive any termination of this Agreement until such time as the Investor no longer holds any Ordinary Shares.

Section 7.3                  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission (“e-mail”), so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:

LightInTheBox Holding Co., Ltd.
Address:	Tower 2, Area D, Diantong Square
No. 7 Jiuxianqiao North Road
Chaoyang District, Beijing, China
Email:	robin.lu@lightinthebox.com
Facsimile:	(86 10) 5692-0069
Attention:	Robin Lu, Chief Financial Officer

with a copy to:

Simpson Thacher & Bartlett LLP
Address:	35/F, ICBC Tower
3 Garden Road Central, Hong Kong
Email:	dfertig@stblaw.com
Facsimile:	(852) 2514-7694
Attention: Daniel Fertig

If to the Investor:

Zall Development Group Ltd.
Address:	Suite 1606, 16/F, Two Exchange Square
Central, Hong Kong
Email:	gavin.zhu@zallcn.com
Facsimile:	(852) 3153-5805
Attention:	Gavin Zhu, Chief Executive Officer

with a copy to:

Orrick, Herrington & Sutcliffe LLP
Address:	5701 China World Tower
No. 1 Jianguomenwai Avenue
Beijing 100004
People’s Republic of China
Email:	nzhang@orrick.com
Facsimile:	(86 10) 8595 5700
Attention:	Ning Zhang

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.3 by giving the other parties written notice of the new address in the manner set forth above.

Section 7.4                  Entire Agreement. This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 7.5                  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles.

Section 7.6                 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a)           The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b)           The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 6.6;

(c)           The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d)           A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e)           The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

Section 7.7                 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 7.8                 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Company and the Investor hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Subject to Section 4.2 hereof, the rights of Investor hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to Applicable Securities Laws and other Laws) of Equity Securities held by Investor but only to the extent of such transfer, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such transferee shall execute and deliver to the Company and the other parties hereto a joinder agreement becoming a party hereto as an “Investor” subject to the terms and conditions hereof. This Agreement and the rights and obligations of any Person hereunder shall not otherwise be assigned without the mutual written consent of the other parties hereto.

Section 7.9                 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Investor may transfer or assign its rights, interests, or obligations hereunder in connection with a sale, transfer or assignment of any Ordinary Shares to any Permitted Transferee, provided that, prior to any such transfer or assignment, such Permitted Transferee shall agree to be bound by the terms of this Agreement as a party to this Agreement (and, to the extent applicable, in the same capacity as if the transferee was the transferor) in a written instrument in form and substance reasonably satisfactory to the other parties hereto.

Section 7.10              Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.11              Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 7.12              Aggregation of Shares. All Securities held or acquired by the Investor and/or its Affiliates and Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights of the Investor under this Agreement.

Section 7.13              Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 7.14              Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 6.14 shall be binding upon the parties hereof and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 7.15              Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE, The Stock Exchange of Hong Kong Limited or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE, The Stock Exchange of Hong Kong Limited or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LIGHTINTHEBOX HOLDING CO., LTD.

By:	/s/ Quji (Alan) Guo
	Name:	Quji (Alan) Guo
	Title:	Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ZALL CROSS-BORDER E-COMMERCE INVESTMENT COMPANY LIMITED

By:	/s/ Zhi Yan
Name: Zhi Yan
Title: Director

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement (only with respect to Section 1 (insofar as and only to the extent to which such Definitions are used in the other sections with respect to which the Founder Parties are entering into this Agreement), Article II, Section 4.3 and Article VII) as of the date and year first above written.

MR. ALAN QUJI GUO

/s/ Alan Quji Guo

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement (only with respect to Section 1 (insofar as and only to the extent to which such Definitions are used in the other sections with respect to which the Founder Parties are entering into this Agreement), Article II, Section 4.3 and Article VII) as of the date and year first above written.

WINCORE HOLDINGS LIMITED

By:	/s/ Quji (Alan) Guo
	Name:	Quji (Alan) Guo
	Title:	Director